University General Health System to Present at Eighth Annual Singular Research "Best of the Uncovereds" Conference in Los Angeles on October 3, 2013

HOUSTON, TX -- (Marketwired - September 24, 2013) - University General Health System, Inc. (OTCQB: UGHS), a diversified, integrated multi-specialty health care delivery system, today announced that it will be presenting at the Eighth Annual Singular Research "Best of the Uncovereds" Conference on October 3, 2013. The conference will be held at the Luxe Hotel, which is located at 11461 Sunset Boulevard in Los Angeles, California.

The presentation by Donald Sapaugh, President of University General Health System, Inc., and Mike Griffin, CFO, is scheduled for 10:00 a.m. Pacific Daylight Time.

Investors interested in conducting one-on-one meetings with University General Health System should contact Bill Jones with Singular Research at (267) 987-2082 or via email at wjones@singularresearch.com to schedule a meeting with management.

About Singular Research

Singular Research provides unbiased, performance-based research on small- and micro-cap companies to fund managers and other institutional investors. Its goal is to provide initiation reports and quarterly updates for approximately 60 companies. In most cases, Singular's analysts research companies that are not covered by any other firms.

About University General Health System, Inc.

University General Health System, Inc. ("University General") is a diversified, integrated multi-specialty health care provider that delivers physician-centric and high quality patient-oriented services by providing timely, innovative health solutions that are uniquely competitive, efficient, and adaptive in today's health care delivery environment. The Company currently operates two hospitals, three ambulatory surgical centers, a number of diagnostic imaging, physical therapy and sleep clinics, and a hyperbaric wound care center in the Houston and Dallas areas. Also, University General owns three senior living facilities, manages six senior living facilities, and owns a Support Services company that provides revenue cycle and luxury facilities management services.

The Company is headquartered in Houston, Texas, and its common stock trades on the OTCQB under the symbol "UGHS".

For additional information, please contact:

Don Sapaugh
President
University General Health System, Inc.
(713) 375-7557
dsapaugh@ughs.net

or

R. Jerry Falkner, CFA
RJ Falkner & Company, Inc.
Investor Relations Counsel
(800) 377-9893
info@rjfalkner.com